KELLWOOD

                             N E W S    R E L E A S E

               KELLWOOD (NYSE) IMPLEMENTS FACILITIES REALIGNMENT;
                 ANTICIPATES $15 MILLION (PRETAX) SPECIAL CHARGE

ST. LOUIS, MO, April 17, 2002 - The global market for piece goods and apparel production has changed significantly in favor of sourcing piece goods and finished product out of the Far East. At the same time, the downturn in consumer spending on apparel and consumer confidence has resulted in a prolonged period of weak consumer and retail demand which in turn has resulted in some excess capacity in our warehousing and distribution network. As a result, we have analyzed our sourcing and distribution infrastructure along with other structural issues, and are implementing actions to align the Company to better reflect this new business environment.

         Implementation of these actions will improve Kellwood's cost competitiveness, sourcing flexibility, facility utilization and customer service. These actions will reduce earnings for fiscal 2002 by approximately $15 million before tax ($9.4 million after tax, or $0.40 per share). Kellwood
Company (NYSE: KWD) is a $2.2 billion marketer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kellwood.com.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K and other filings with the SEC.

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FINANCIAL  CONTACT:  Roger D.  Joseph,  VP  Treasurer  & IR,  Kellwood  Company,
314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com. W. Lee Capps III, Senior Vice President Finance & CFO, Kellwood Company, 314.576.3486, Fax
314.576.3439 or wlcapps@kellwood.com. Corporate Office: 600 Kellwood Parkway, Chesterfield, Missouri 63017.

MEDIA  CONTACT:  Donna  Weaver,  Director  Corporate  Communications,   Kellwood
Company, 212.575.7467, Fax 212.575.5339 or donna_weaver@kellwood.com.  Executive
Office: 120 West 45th Street, 27h Floor, New York, New York 10036.